As filed with the Securities and Exchange Commission on May 19, 2006
Registration No: 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
CEPHEID
(Exact name of registrant as specified in its charter)

California	77-0441625
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

904 Caribbean Drive Sunnyvale, CA	94089-1302
(Address of Principal Executive Offices)	(Zip Code)
2006 EQUITY INCENTIVE PLAN
(Full Title of the Plan)
John L. Bishop
Chief Executive Officer
Cepheid
904 Caribbean Drive
Sunnyvale, CA 94086-1302
(Name and Address of Agent For Service)
(408) 541-4191
(Telephone Number, Including Area Code, of Agent For Service)
Copies to:
Douglas N. Cogen
FENWICK & WEST LLP
275 Battery Street
San Francisco, CA 94111
Telephone: (415) 875-2300
Facsimile: (415) 281-1350
CALCULATION OF REGISTRATION FEE

Proposed
	Amount	Proposed Maximum	Maximum	Amount of
Title of Securities	to be	Offering Price	Aggregate	Registration
to be Registered	Registered(1)	per Share(2)	Offering Price	Fee
Common Stock, no par value per share	3,800,000(3)	$8.95	$34,010,000	$3,639.07(6)
Common Stock, no par value per share	221,325(4)	N/A	N/A	N/A
Common Stock, no par value per share	7,253,592(5)	N/A	N/A	N/A

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)	Estimated solely for the purpose of computing the amount of registration fee in accordance with Rules 457(c) and (h) promulgated under the Securities Act based on the average of the high and low prices of Registrant’s common stock as reported on The Nasdaq National Market on May 17, 2006.

(3)	Represents 3,800,000 shares of common stock authorized for issuance under the Registrant’s 2006 Equity Incentive Plan (the “2006 Plan”).

(4)	Represents 221,325 shares of common stock authorized but not yet issued under the Registrant’s 1997 Stock Option Plan, as amended (the “1997 Plan”). The registration fees with respect to these shares of common stock to be registered hereunder have been previously paid in connection with the filing of prior registration statements, as discussed in footnote 6 below.

(5)	Represents up to 7,253,592 shares of common stock issuable upon exercise of options that may be returned to the pool of shares of common stock available for grant and issuance under the 2006 Plan pursuant to options under the 1997 Plan that were outstanding on April 27, 2006, the effective date of the 2006 Plan, and that later cease to be subject to such options for any reason other than the exercise of such options, are repurchased by the Registrant or forfeited. The registration fees with respect to these shares of common stock to be registered hereunder have been previously paid in connection with the filing of prior registration statements, as discussed in footnote 6 below.

(6)	The Registrant has previously filed with the Securities and Exchange Commission and paid the applicable registration fees with respect to the following Registration Statements on Form S-8: (A) Registration Statement (File No. 333-131372 ) with respect to 1,000,000 shares of common stock issuable under the 1997 Plan; (B) Registration Statement (File No. 333-122379 ) with respect to 1,000,000 shares of common stock issuable under the 1997 Plan; (C) Registration Statement (File No. 333-117744 ) with respect to 1,000,000 shares of common stock issuable under the 1997 Plan; (D) Registration Statement (File No. 333-106181) with respect to 928,745 shares of common stock issuable under the 1997 Plan; (E) Registration Statement (File No. 333-91472) with respect to 799,390 shares of common stock issuable under the 1997 Plan; (F) Registration Statement (File No. 333-65844) with respect to 2,667,732 shares of common stock issuable under the 1997 Plan; and (G) Registration Statement (File No. 333-41682) with respect to 1,800.000 shares of common stock issuable under the 1997 Plan (collectively, the “Prior Registration Statements”). Pursuant to General Instruction E to Registration Statement on Form S-8, this Registration Statement will also act as a post-effective amendment to the Prior Registration Statements by carrying forward those previously registered shares of common stock onto this Registration Statement. Accordingly, the registration fee is being paid for the additional 3,800,000 shares of common stock issuable under the 2006 Plan for which a registration fee has not been previously paid.

PART I
     The documents containing the information specified in this Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities and Exchange Commission (the “Commission”). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, all of which were previously filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934 (“Exchange Act”), are hereby incorporated by reference:
     (1) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Commission on February 22, 2006, File No. 000-30755.
     (2) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed with the Commission on May 4, 2006, File No. 000-30755
     (3) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by Registrant’s latest annual report referred to in (1) above.
     (4) The description of the Registrant’s common stock as set forth in the Registration Statement on Form 8-A filed with the Commission on June 6, 2000, File No. 000-30755, including any amendments or reports filed with the Commission for the purpose of updating such description.
     All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.
     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded .
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Sections 204 and 317 of the California General Corporation Law authorize a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act. Pursuant to Sections 204 and 317 of the California Corporations Code, as amended, the Registrant has included in its Articles of Incorporation and Bylaws provisions regarding the indemnification of officers and directors of the Registrant.

     Article 6 of the Registrant’s Restated Articles of Incorporation, as amended, provides as follows:
     “The Corporation shall, to the maximum extent and in a manner permitted by the Code, indemnify each of its Directors against expenses (as defined in Section 317(a) of the Code), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding (as defined in Section 317(a) of the Code), arising by reason of the fact that such person is or was a Director of the Corporation. For purposes of this Article 6, a “Director” of the Corporation includes any person (i) who is or was a Director of the Corporation, (ii) who is or was serving at the request of the Corporation as a director of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or (iii) who was a director of a corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation.”
     Article VII of the Registrant’s Restated Bylaws, as amended, provides as follows:
     “To the fullest extent permitted by law, this corporation shall indemnify its directors, officers, employees and other persons described in Section 317(a) of the California Corporations Code, including persons formerly occupying any such position, against all expenses, judgments, fines, settlements and other amounts actually and reasonably incurred by them in connection with any “proceeding”, as that term is used in such Section and including an action by or in the right of the corporation, by reason of the fact that such person is or was a person described by such Section. “Expenses”, as used in this Bylaw, shall have the same meaning as in Section 317(a) of the California Corporations Code.”
     The Registrant has entered into indemnification agreements with its officers and directors, indemnifying them against certain potential liabilities that may arise as a result of their service to the Registrant, and providing for certain other protections. The Registrant also maintains an insurance policy insuring its directors and officers against liability for certain acts and omissions while acting in their official capacities.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

		Incorporated by Reference
Exhibit					Filing	Filed
Number	Description of Exhibit	Form	File No.	Exhibit	Date	Herewith

4.1	2006 Equity Incentive Plan and related forms of agreement for stock options, restricted stock, stock bonuses, stock appreciation rights, restricted stock units and other awards	8-K	000-30755	99.1	5/2/2006

4.2	Amended and Restated Articles of Incorporation	S-1	333-34340	3.1	4/7/2000

4.3	Amended and Restated Bylaws	10-Q		3.01	7/31/2002

4.4	Specimen Common Stock Certificate	S-1	333-34340	4.2	5/18/2000

4.5	Specimen Common Stock Certificate	10-Q		4.01	7/31/2002

Incorporated by Reference
Exhibit					Filing	Filed
Number	Description of Exhibit	Form	File No.	Exhibit	Date	Herewith

4.6	Rights Agreement dated September 26, 2002 between Cepheid and Computershare Trust Company as Rights Agent, which includes as Exhibit A the form of Certificate of Determination of Series A Junior Participating Preferred Stock, as Exhibit B the Summary of Stock Purchase Rights and as Exhibit C the Form of Rights Certificate	8-A		3.02	10/4/2002

4.7	Certificate of Determination specifying the terms of the Series A Junior Participating Preferred Stock of registrant, as filed with the Secretary of State of the State of California on October 2, 2002	8-A		3.02	10/4/2002

5.1	Opinion of Fenwick & West LLP					X

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm					X

23.2	Consent of Fenwick & West LLP (filed as part of Exhibit 5.1)					X

24.1	Power of Attorney (see signature page)					X
Item 9. Undertakings
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) to include any prospectus required by Section 10(a)(3) or the Securities Act of 1933;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 19th day of May, 2006.

CEPHEID
By:	/S/ JOHN L. BISHOP
John L. Bishop
Chief Executive Officer

POWER OF ATTORNEY
     Each person whose signature appears below constitutes and appoints John L. Bishop and John R. Sluis his true and lawful attorneys in fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the registration statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/S/ THOMAS L. GUTSHALL Thomas L. Gutshall	Chairman of the Board	May 19, 2006
/S/ JOHN L. BISHOP John L. Bishop	Chief Executive Officer and Director (Principal Executive Officer)	May 19, 2006
/S/ JOHN R. SLUIS John R. Sluis	Senior Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	May 19, 2006
/S/ THOMAS D. BROWN Thomas D. Brown	Director	May 19, 2006
/S/ ROBERT J. EASTON Robert J. Easton	Director	May 19, 2006
Cristina H. Kepner	Director	May , 2006
/S/ DEAN O. MORTON Dean O. Morton	Director	May 19, 2006
/S/ MITCHELL D. MROZ Mitchell D. Mroz	Director	May 19, 2006
/S/DAVID H. PERSING M.D., Ph.D. David H. Persing, M.D., Ph.D.	Director	May 19, 2006
/S/ HOLLINGS C. RENTON Hollings C. Renton	Director	May 19, 2006

INDEX TO EXHIBITS

		Incorporated by Reference
Exhibit					Filing	Filed
Number	Description of Exhibit	Form	File No.	Exhibit	Date	Herewith

4.1	2006 Equity Incentive Plan and related forms of agreement for stock options, restricted stock, stock bonuses, stock appreciation rights, restricted stock units and other awards	8-K	000-30755	99.1	5/2/2006

4.2	Amended and Restated Articles of Incorporation	S-1	333-34340	3.1	4/7/2000

4.3	Amended and Restated Bylaws	10-Q		3.01	7/31/2002

4.4	Specimen Common Stock Certificate	S-1	333-34340	4.2	5/18/2000

4.5	Specimen Common Stock Certificate	10-Q		4.01	7/31/2002

4.6	Rights Agreement dated September 26, 2002 between Cepheid and Computershare Trust Company as Rights Agent, which includes as Exhibit A the form of Certificate of Determination of Series A Junior Participating Preferred Stock, as Exhibit B the Summary of Stock Purchase Rights and as Exhibit C the Form of Rights Certificate	8-A		3.02	10/4/2002

4.7	Certificate of Determination specifying the terms of the Series A Junior Participating Preferred Stock of registrant, as filed with the Secretary of State of the State of California on October 2, 2002	8-A		3.02	10/4/2002

5.1	Opinion of Fenwick & West LLP					X

23.1	Consent of Independent Registered Public Accounting Firm					X

23.2	Consent of Fenwick & West LLP (filed as part of Exhibit 5.1)					X
24.1	Power of Attorney (see signature page)					X